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                     ALLENERGY MARKETING COMPANY, LLC
                      Consolidated Income Statements
                      Period Ended September 30, 1997
      (expressed in millions, rounded to hundred thousands of dollars)
                    (Unaudited, subject to adjustment)

                                                  Quarter Nine Months
                                              -------     ----------
Revenues                                                $ 10.8     $41.3
                                                    -----          -----
Operating expenses
   Cost of sales                                          10.4      39.8
   Selling, general and administrative                     4.7      10.8
   Consulting                                              0.4       1.1
   Member service charges                                                                          0.1       0.4
                                                         -----     -----
     Total operating expenses                             15.6      52.1
                                                         -----     -----
Operating loss                                            (4.8)    (10.8)

Other income, net                                          0.2       0.4
                                                         -----     -----

Net loss                                                 $(4.6)   $(10.4)
                                                         =====     =====
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